Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form F-1 of InnoLight Technology Corporation of our report dated March 25, 2015, (except for the effects of the restatement discussed in Note 3 and Note 21 to the consolidated financial statements, as to which the date is May 11, 2015) relating to the financial statements of InnoLight Technology Corporation, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers Zhong Tian LLP
Shanghai, the People’s Republic of China
June 30, 2015